Exhibit 23 (a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Form 8-K/A, and to the incorporation by reference in the registration statements of Computer Task Group, Inc. on Form S-8 (File No.'s 33-41995, 33-50160, 33-61493, and 333-12237) and on Form S-3
(File No. 333-43263) of our report dated January 15, 1999, except for the information in Note 12, as to which the date is February 23, 1999, on our audits of the consolidated financial statements of Elumen Solutions, Inc. as of November 30, 1998 and December 31, 1997, and for the eleven month period ended November 30, 1998 and the year ended December 31, 1997.


PricewaterhouseCoopers LLP

Cincinnati, Ohio
May 10, 1999